SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549


                                                     FORM 8-K


                                                  Current Report
                                          Pursuant to Section 13 or 15(d)
                                     of the Securities Exchange Act of 1934.




Date of Report (Date of earliest event reported)  October 28, 1998

                  GENISYS RESERVATION SYSTEMS, INC.
      (Exact name of registrant as specified in its charter)


                               New Jersey
      (State or Other Jurisdiction of Incorporation)

    1-12689                             22-2719541
(Commission File Number)          (I.R.S. Employer Identification No.)


2401 Morris Avenue, Union, New Jersey                07083
(Address of principal executive offices)           (Zip Code)

(908) 810-8767
(Registrant's telephone number, including area code)

ITEM 5. Other Events

         On June 30, 1998 NetCruise (a wholly owned subsidiary of the Company) acquired assets and a technology license from UIT in consideration of 2,000,000 shares of the Company's Common Stock and two warrants ("Warrants"), each entitling the holder to purchase 800,000 shares of the Common Stock of the Company. One warrant is exercisable for 800,000 shares at $2.50 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $5,000,000 for the years 1999, 2000 and 2001. The other Warrant is exercisable for 800,000 shares at $6.00 per share and may be exercised between April 1, 2002 and June 30, 2002, but only if NetCruise achieves profits equal to or exceeding $10,000,000 for the years 1999, 2000 and 2001. The Company has been advised that the issuance of such securities has caused the Company to inadvertently be in violation of a Nasdaq MarketPlace Rule because the issuance of the shares and Warrants amounted to more than 20% of the issued and outstanding shares of the Company and were not approved by Shareholders as required by such Rule. Nasdaq has advised the Company that the Company's Common Stock will be delisted unless the Company obtains Shareholder approval for these issuance to the extent that they violate the Rule. The Company and UIT have restructured the transaction by UIT returning to the Company 1,100,000 shares of Common Stock (retaining 900,000 shares) and the Warrants. The Company will issue to UIT 1,100,000 shares of Convertible Series B Preferred Stock (the "Series B Preferred Stock"), which Series B Preferred Stock is automatically convertible into 1,100,000 shares of the Company's Common Stock upon Shareholder approval of the issuance of the 1,100,000 shares of Common Stock and the Warrants. The Series B Preferred Stock carries a mandatory dividend of $275,000, payable on September 30, 1999 and a mandatory quarterly dividend at the rate of $68,750 commencing with the quarter ended December 31, 1999. No dividend will be payable if the Shareholders approve the issuance of the Common Stock and Warrants prior to the time that the dividend is payable.

         As a result of the transaction the Company acquired the Travel Web site called "Netcruise" and the license for "Parallel Addressing Video Technology" for all travel related applications, along with all of the software, computer systems and intellectual properties related to the travel business. The Company formed NetCruise as a wholly owned subsidiary for the purpose of operating an Internet travel agency featuring the technology obtained through this acquisition. Harry Shuster has been appointed Chairman and Brian Shuster the President of NetCruise. Pursuant to the acquisition agreement, Mr. Brian Shuster will receive $5,000 per month for his services as a consultant to the Company. In addition, Messrs. Harry Shuster and Brian Shuster have been serving as directors of the Company since the transaction closed and both have been nominated for election as directors of the Company.

ITEM 7.  Financial Statements and Exhibits.

         (c)  Exhibits

                  1. Copy of Agreement.

                                                 SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 Genisys Reservation Systems, Inc.
                            (Registrant)



By:___________________________
           John Wasko, Treasurer


DATED: October 28, 1998